Exhibit 10.3

December 21, 2024

CONFIDENTIAL

Mr. Qiang Ding

Chairman and Chief Executive Officer

Building 16, Lane 999, Xinyuan South Road,

Lin-Gang Special Area,

Pudong, Shanghai, 201306

People’s Republic of China

Re:	Capital Raise

Dear Mr. Ding:

The purpose of this engagement letter is to outline our agreement pursuant to which The Benchmark Company LLC (“Benchmark”) will act as the lead or managing underwriter (the “Managing Underwriter”) on a firm commitment basis in connection with the proposed confidentially marketed public offering or the placement agent on a “reasonable best efforts” basis in respect of a Registered Direct offering (either of these, the “Offering”) by Intchains Group Limited (collectively, with its subsidiaries and affiliates, the “Company”) of not less than $8 million of shares of its common stock or securities convertible into Shares ( the “Shares”). Should the Company elect to subsequently undertake a further offering then Benchmark shall act as an underwriter or placeement agent, but not necessarily the lead underwriter or lead placement agent.

This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. It is contemplated that this engagement letter will be replaced by either an underwriting agreement or placement agent agreement depending upon the transaction structure (the “Underwriting Agreement” or the “Placement Agent Agreement”). The Company agrees until such time as the Underwriting Agreement is entered into with Benchmark, if any, Benchmark shall not have an obligation to underwrite, sell or purchase any securities of the Company or to enter into any such transaction. Thus, except as expressly provided herein, this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on the matters relating to the Offering will be embodied in the Underwriting Agreement or Placement Agent Agreement.

A Offering shall be subject to the registration requirements of the Securities Act of 1933, as amended, and will be coordinated with, and conditioned upon: (i) completion of satisfactory due diligence by Benchmark; (ii) declaration of effectiveness of the Company’s registration statement; and (iii) execution of an underwriting agreement and any other ancillary documents contemplated by the forgoing or deemed necessary by Benchmark.

The terms of our agreement in principle are as follows:

1. Engagement. The Company hereby engages Benchmark, for the period beginning on the date hereof and ending sixty (60) days from the date hereof, unless sooner terminated pursuant to the terms of this engagement letter (the “Engagement Period”), to act as the Company’s exclusive financial advisor, lead or managing underwriter and/or book runner and investment banker in connection with the proposed Offering of not less than $8 million.

2. The Offering. The actual size of the Offering, the precise number of Shares to be offered by the Company and the offering price will be the subject of continuing negotiations between the Company and Benchmark. Any Underwriting Agreement will provide that the Company will grant to Benchmark an option, exercisable within 30 days after the closing of the Offering (“Closing”), to acquire up to an additional 15% of the total number of Securities to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the “Over-allotment Option”).

3. Offering Compensation.

a.

Offering Discount. In connection with and upon closing of an Offering, the Company shall pay to Benchmark (i) a cash fee equal to seven (7.0%) of the gross proceeds from the sale of the securities for investors introduced by Benchmark and a cash fee equal to three (3.0%) of the gross proceeds from the sale of the securities for investors introduced by the Company in the Offering (the “Offering Fee”).

Notwithstanding the foregoing, the compensation received by Benchmark in connection with the Offering shall not violate FINRA Rule 5110 after accounting for all fees and expenses paid to Benchmark in connection with this Agreement. The Company acknowledges and agrees that the fees payable hereunder shall be exclusive of such fees and expenses the Company may be responsible for in connection with any prior agreements or arrangements the Company may have entered into with any other underwriter or investment bank in connection with the sale of any securities by it, whether publicly or privately.

b.

Actual Out-of-pocket Expenses. The Company shall be responsible for all reasonable, necessary and accountable out-of-pocket expenses relating to the Offering including, but not limited to: (a) all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by Benchmark; (c) the fees expenses of the underwriters’ legal counsel (the “Benchmark Legal Expenses”);(d) the underwriters’ use of book-building, prospectus tracking and compliance software for the Offering; (e) “road show” expenses for the offering; (f) the costs of background checks on its senior management in an amount not to exceed $7,500; and (g) the costs associated with receiving commemorative mementos and lucite tombstones. Such Actual Out-of-pocket Expenses shall be capped at $125,000.

The Benchmark Legal Expenses shall be paid in cash by wire transfer of immediately available funds to an account designated by Benchmark out of the closing of the Offering; provided, that, in the event a Offering is not consummated hereunder, the Company shall reimburse the Benchmark Legal Expenses and all of any outstanding miscellaneous expenses within fifteen (15) calendar days of receipt by the Company of the documented expenses.

c.	Retainer. Upon the execution of this engagement letter, the Company shall deliver to Benchmark $7,500 by wire transfer of immediately available funds as a non-refundable advance (the “Retainer”).

d.

Tail Financing. In respect of the initial Offering of not less than $8 million, Benchmark shall be entitled to an aggregate additional fee per paragraph 3.A above (“Future Financing Fees”) with respect to future financings consummated solely with investors (a) with whom the Company has had a conference call or a meeting arranged by Benchmark during the Term and who participate in that initial Offering (“Managing Underwriter Introductions) and (b) provided that the future financing is consummated at any time within the twelve (12) month period following the earlier to occur of the expiration or termination of this Agreement or the Closing (the “Tail Period”).

4. Right of Refusal. The Company will grant to Benchmark the right to act as lead or joint investment bankers, lead or joint book-runners, lead or joint placement agents, and/or investment banker/advisor, for each and every future public and private equity and debt offering, including all equity linked financings, and for each M&A Transaction, for the Company, or any successor to or any subsidiary of the Company, on terms customary to Benchmark for a period of six (6) months following the consummation of the Offering.

5. Registration Statement. The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-3 and, will file if required, the appropriate state securities authorities, a Prospectus Supplement on Form F-3 (the “Prospecuts Supplement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the Securities and Over-allotment Securities to be offered and sold in the Offering. The Prospectus Supplement, and all amendments thereto, will be in form reasonably satisfactory to Benchmark and counsel to Benchmark and will contain: (i) all audited financial statements of the Company and such interim and other financial statements and schedules as may be required by the Securities Act and rules and regulations of the Commission thereunder, and (ii) a description of the business of the Company and such other disclosures regarding the Company and its officers and directors as may be required by the Securities Act and rules and regulations of the Commission thereunder. The Company will be solely responsible for the contents of its Registration Statement and Prospectus Supplement and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the offer and sale of the Securities an event occurs which would cause the offering materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Benchmark immediately of such event and Benchmark will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the offering materials which corrects such statement or omission. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement, if required, will be in form satisfactory to the Company and Benchmark and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for public offerings.

6. Lock-Ups. The Underwriting Agreement, if required, will provide, among other items, that: (i) each of Qiang Ding, the chairman and chief executive officer of the Company, and Chaohua Sheng, the director and chief technology officer of the Company, will enter into customary “lock-up” agreements in favor of Benchmark for a period of one (1) month from the date of the Offering, and (ii) each of the Company and any successors of the Company will agree, for a period of one (1) month from the Closing, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

7. Survival. Except as provided in Paragraph 1, the expense reimbursement provision in Pagagraph 3(b) and Paragraphs 8-13 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Benchmark), this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Benchmark to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement or Placement Agent Agreement.

8. Termination. Notwithstanding anything herein to the contrary this Agreement may be terminated by either party, for any reason or no reason, at any time upon ten(10) days’ prior written notice. Regardless of which party elects to terminate its further participation in the proposed transactions contemplated hereby and the engagement by the Company or Benchmark, upon such termination, the Company will reimburse Benchmark for its actual accountable out-of- pocket expenses incurred to such date (which expenses will include, but will not be limited to, all reasonable fees and disbursements of Benchmark’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any actual, documented out-of-pocket expenses incurred by Benchmark in conducting its due diligence, including background checks of the Company’s officers and directors), less amounts, if any, previously paid to Benchmark in reimbursement for such expenses.

9. No Other Agreements. The Company represents and warrants to Benchmark that the entry into this engagement letter or any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other broker-dealer, underwriter or financial advisor. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Benchmark and the Company with respect to the subject matter hereof.

10. Publicity. The Company agrees that, except to the extent required by applicable law, rule or regulation (including stock exchange rule or regulation), it will not issue press releases or engage in any other publicity with respect to the Offering, without Benchmark’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), commencing on the date hereof and continuing for a period of 25 days from the closing of the Offering. Each of the Company and its affiliates covenant to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Offering.

11. Information. From and after the date of execution of this Agreement until the earlier to occur of the end of the Engagement Period or the closing of the Offering, (i) the Company agrees to cooperate with Benchmark and to furnish, or cause to be furnished, to Benchmark, any and all information and data concerning the Company and the Offering that Benchmark reasonably deems appropriate (the “Information”), and (ii) the Company will provide Benchmark, upon reasonable prior written notice, reasonable access during normal business hours to the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Benchmark will keep strictly confidential, and will not disclose to any person or entity, any proprietary or non-public Information concerning the Company provided to Benchmark. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Benchmark or any of its representatives or advisors, (b) was known or became known by Benchmark prior to the disclosure thereof by the Company or any of its representatives or advisors to Benchmark as demonstrated by the existence of its written records, (c) becomes known to Benchmark from a source other than the Company or its representatives or advisors, and other than by the breach of an obligation of confidentiality owed to the Company, or (d) is independently developed by Benchmark without any use of or reliance on any Information of the Company. In the case of any disclosure of such information required by applicable law, Benchmark will (1) give the Company prompt written notice thereof so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this paragraph, (2) cooperate with the Company to obtain such protective order or other remedy, (3) furnish only that portion of such information, which in the written opinion of its counsel, is legally required to be disclosed and (4) if such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this paragraph, use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

12. No Third Party Beneficiaries; No Fiduciary Obligations. This engagement letter does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Benchmark is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Benchmark hereunder, all of which are hereby expressly waived; and (ii) Benchmark is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Benchmark or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Benchmark’s engagement with the Company, Benchmark may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

13. Indemnification, Advancement & Contribution. Exhibit A is hereby incorporated into this Agreement by reference and made a part of this Agreement.

14. Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of New York and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Benchmark and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Benchmark and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Benchmark mailed by certified mail to Benchmark’s address will be deemed in every respect effective service process upon Benchmark, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Benchmark nor its affiliates, and the respective officers, directors, employees, agents and representatives of Benchmark, its affiliates and each other person, if any, controlling Benchmark or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the fraud, willful misconduct, bad faith or gross negligence, or the breach of this Agreement or any obligations of confidentiality owed to the Company, of such individuals or entities. Benchmark will act under this engagement letter as an independent contractor with duties to the Company.

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If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director

Accepted and agreed as of

the date first written above:

INTCHAINS GROUP LIMITED

By	/s/ Qiang Ding
Name:	Qiang Ding
Title:	Chairman and Chief Executive Officer

EXHIBIT A

Indemnification and Contribution

The Company agrees to indemnify and hold harmless Benchmark, its affiliates and each person controlling Benchmark (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Benchmark, its affiliates and each such controlling person (Benchmark, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all reasonable, documented out-of-pocket fees and expenses (including the reasonable, documented out-of-pocket fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement, Prospectus or any other offering documents (as from time to time each may be amended and supplemented); (ii) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically); or (iii) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Benchmark in writing specifically for use in the Registration Statement, Prospectus or any other offering documents, provided, however, that the Company shall not be required to indemnify and hold harmless any Indemnified Person with respect to any Liabilities or Expenses incurred by it that are judicially determined to have resulted from the fraud, gross negligence, willful misconduct or bad faith of such Indemnified Person or the breach of this Agreement or any obligations of confidentiality owed to the Company. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 13.

(b) Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 13, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 13 or otherwise to such Indemnified Person, except to the extent that the Company has been materially prejudiced by such failure. The Company shall, if requested by Benchmark, assume the defense of any such action (including the employment of counsel designated by the Company and reasonably satisfactory to Benchmark). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel for the benefit of Benchmark and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual conflict of interest that prevents the counsel designated by the Company and approved by Benchmark and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel. The Company shall not be liable for any settlement of any action effected without its prior written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Benchmark (which shall not be unreasonably withheld), conditioned or delayed, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, reasonably acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefor).

(c) Contribution. In the event that a court of competent jurisdiction makes a finding that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Benchmark and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 13 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Benchmark and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees and commissions actually received by Benchmark in the Offering. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Benchmark on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Benchmark agree that it would not be just and equitable if contributions pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (c). For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Benchmark on the other hand, of the matters contemplated by this Section 13 shall be deemed to be in the same proportion as: (a) the total value actually received by the Company in the Offering, whether or not such Offering is consummated, bears to (b) the aggregate fees and commissions paid or to be paid to Benchmark under this Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(d) Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement letter, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted from such Indemnified Person’s fraud, bad faith, gross negligence or willful misconduct in connection with any such advice, actions, inactions or services or such Indemnified Person’s breach of this Agreement or any obligations of confidentiality owed to the Company.